Exhibit 99.1
NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN SIX MONTH
AND QUARTERLY EARNINGS

Aiken, South Carolina (October 24, 2011) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank, today announced earnings for the six month and quarterly periods ended September 30, 2011.  The Company reported net income available to common shareholders of $660,000 or $0.22 per common share (basic) for the six months ended September 30, 2011, an increase of $127,000 or 23.83% when compared to net income of $533,000 or $0.22 per common share (basic) for the six months ended September 30, 2010. For the three months ended September 30, 2011, net income available to common shareholders increased $72,000 or 30.51% to $308,000 compared to $236,000 for the three months ended September 30, 2010. The increases in both periods were primarily the result of a decrease in non-interest expense combined with a decrease in preferred stock dividends. These changes were offset slightly by a decrease in non-interest income and an increase in the provision for loan losses.

The Company made significant progress in recent quarters to reduce its non-interest expense through the implementation of several cost savings strategies. As a result, for the six months ended September 30, 3011, non-interest expense decreased $1.05 million or 9.19% to $10.36 million, compared to $11.41 million for the same period in 2010. For the quarter ended September 30, 2011, non-interest expense decreased $655,000 or 11.19% to $5.20 million compared to $5.85 million in 2010.

Also during fiscal 2011, the Company was able to reduce the annual cumulative dividend rate paid on preferred stock through its participation in the Community Development Capital Initiative (“CDCI”). The annual cumulative dividend rate of 5% paid on the Series A preferred stock issued to the U.S. Treasury through the Capital Purchase Program in 2008 was reduced to an annual cumulative dividend rate of 2% paid on the Series B preferred stock issued to the U.S. Treasury through its participation in the CDCI program. As a result of this exchange, preferred stock dividends and the related accretion of preferred stock to redemption value decreased $245,000 or 52.69% to $220,000 for the six month period ended September 30, 2011 and decreased $111,000 or 50.23% to $110,000 for the quarter ended September 30, 2011.

Net interest margin for the six months ended September 30, 2011 increased five basis points to 3.15% from 3.10% for the six months ended September 30, 2010. Despite an increase in margin, the significant decrease in the volume of interest bearing assets, particularly loans, resulted in a decrease in net interest income. Net interest income decreased $132,000 or 0.97% to $13.50 million for the six months ended September 30, 2011 compared to $13.63 million for the six months ended September 30, 2010. One of the Bank’s primary objectives has been to maximize risk based capital through steady earnings and a decrease in certain loan type concentrations. The Bank’s total risk based capital ratio increased 7.65% to 17.88% at September 30, 2011 compared to 16.61% at March 31, 2011.

Net interest margin for the quarter ended September 30, 2011 increased three basis points to 3.10% from 3.07% for the quarter ended September 30, 2010 while net interest income decreased $89,000 or 1.33% to $6.62 million during the same period.

Non-performing assets, which consist of non-accrual loans and repossessed assets net of specific reserves, increased $2.55 million to $29.07 million at September 30, 2011 from $26.52 million at March 31, 2011. Management of the Bank continues to be cautious about current market conditions and added an additional $4.60 million to the allowance for loan losses through its provision, an increase of $550,000 compared to a provision for loan losses of $4.05 million for the six month period ended September 30, 2010.  For the quarter ended September 30, 2011, the Bank added an additional $2.30 million to the allowance through the provision for loan losses compared to $2.15 million in the three-month period the previous year. The allowance for loan losses represented 2.94% of total loans held for investment at September 30, 2011 compared to 2.54% at March 31, 2011.

Non-interest income for the six-months and quarter ended September 30, 2011 decreased $676,000 or 19.65% and $555,000 or 27.11%, respectively, compared to the same periods in 2010 primarily as the result of decreases in the gain on sale of investments and loans.

Total assets at September 30, 2011 were $919.23 million compared to $933.54 million at March 31, 2011, a decrease of $14.31 million or 1.53% for the six-month period. Net loans receivable decreased $24.92 million or 5.14% to $459.55 million at September 30, 2011 from $484.47 million at March 31, 2011.  Total deposits decreased $7.68 million or 1.11% to $682.68 million at September 30, 2011 compared to $690.36 million at March 31, 2011.  Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $10.96 million or 6.83% to $149.61 million at September 30, 2011 from $160.57 million at March 31, 2011.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; changes in the level and trend of loan delinquencies and write-offs; economic conditions in the Company’s primary market area; results of examinations of us by the Office of the Comptroller of the Currency, as the successor to the Office of

Thrift Supervision, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2011.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Total interest income	$9,880	$11,031	$20,110	$22,382

Total interest expense	3,260	4,322	6,609	8,749

Net interest income	6,620	6,709	13,501	13,633

Provision for loan losses	2,300	2,150	4,600	4,050

Net interest income after
provision for loan losses	4,320	4,559	8,901	9,583

Non-interest income	1,492	2,047	2,764	3,440

Non-interest expense	5,197	5,852	10,357	11,405

Income before income taxes	615	754	1,308	1,618

Provision for income taxes	197	297	428	620

Net income	$418	$457	$880	$998

Preferred stock dividends & accretion
of preferred stock to redemption value	110	221	220	465

Net income available to common
Shareholders	$308	$236	$660	$533

Earnings per common share (basic)	$0.11	$0.10	$0.22	$0.22

	BALANCE SHEET HIGHLIGHTS

	September 30, 2011	March 31, 2011%

Total assets	$919,232	$933,544	-1.5%

Cash and cash equivalents	10,729	7,836	36.9%

Total loans receivable, net	459,553	484,471	-5.1%

Investment and mortgage-backed securities	385,076	372,418	3.4%

Deposits	682,679	690,357	-1.1%

Borrowings	149,607	160,571	-6.8%

Shareholders' equity	81,526	76,012	7.3%

Book value per share	$20.08	$18.21	10.3%

Total risk based capital ratio (1)	17.88%	16.61%	7.6%

Non performing assets (2)	29,068	26,515	9.6%

Non performing assets to total assets	3.16%	2.84%	11.3%

Allowance as a percentage of gross loans	2.94%	2.54%	15.7%

(1)- This ratio is calculated using Bank only information and not consolidated information
(2) - Non-performing assets are reported net of specific reserves of $379,000 in September 2011 and $432,000 in March 2011.